Filed pursuant to Rule 433

Registration Statements Nos. 333-209421 and 333-226200

April 1, 2019

United Mexican States

Final Terms and Conditions

1.625% Notes due 2026

Issuer:	United Mexican States

Transaction:	1.625% Notes due 2026 (the “2026 Notes”)

Issue Currency:	Euro

Issue Size:	€1,500,000,000

Ratings:	A3(stable)/BBB+(negative)/BBB+(negative) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 8, 2026

Pricing Date:	April 1, 2019

Settlement Date:	April 8, 2019 (T+5)

Coupon:	1.625%

Coupon Payment Frequency:	Annual

Issue Price:	99.712%, plus accrued interest, if any, from April 8, 2019

Yield to Maturity:	1.669%

Re-offer Spread over Interpolated Mid Swap:	+145 bps

Reference Interpolated Mid Swap Rate:	0.219%

Re-offer Spread over Benchmark:	+197.6 bps

Reference Benchmark:	DBR 0.500% due 2026

Reference Benchmark Rate:	-0.307%

Interest Payment Dates:	April 8 of each year, commencing April 8, 2020. Interest accrues from April 8, 2019

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,495,680,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	XS1974394675

Common Code:	197439467

Joint Book-Running Managers /Allocation:	Deutsche Bank AG, London Branch	(25%)
	J.P. Morgan Securities plc	(25%)
	Banco Santander, S.A.	(25%)
	UBS AG London Branch	(25%)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November  19, 2018 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm . A preliminary prospectus supplement, subject to completion, dated April 1, 2019, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519093503/d699395d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2017 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518205439/0001193125-18-205439-index.htm

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll free at +44 20 7545 4361, J.P. Morgan Securities plc toll free at +1 866 846 3874, Banco Santander, S.A. toll free at +34 91 289 59 07 and UBS AG London Branch toll free at +44 20 7567 2477.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statements Nos. 333-209421 and 333-226200

April 1, 2019

United Mexican States

Final Terms and Conditions

2.875% Notes due 2039

Issuer:	United Mexican States

Transaction:	2.875% Notes due 2039 (the “2039 Notes”)

Issue Currency:	Euro

Issue Size:	€1,000,000,000

Ratings:	A3(stable)/BBB+(negative)/BBB+(negative) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 8, 2039

Pricing Date:	April 1, 2019

Settlement Date:	April 8, 2019 (T+5)

Coupon:	2.875%

Coupon Payment Frequency:	Annual

Issue Price:	98.598%, plus accrued interest, if any, from April 8, 2019

Yield to Maturity:	2.969%

Re-offer Spread over Interpolated Mid Swap:	+195 bps

Reference Interpolated Mid Swap Rate:	1.019%

Re-offer Spread over Benchmark:	+256.6 bps

Reference Benchmark:	DBR 4.25% due 2039

Reference Benchmark Rate:	0.403%

Interest Payment Dates:	April 8 of each year, commencing April 8, 2020. Interest accrues from April 8, 2019

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +40 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€985,980,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	XS1974394758

Common Code:	197439475

Joint Book-Running Managers /Allocation:	Deutsche Bank AG, London Branch J.P. Morgan Securities plc Banco Santander, S.A. UBS AG London Branch	(25%) (25%) (25%) (25%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November  19, 2018 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm .     A preliminary prospectus supplement, subject to completion, dated April 1, 2019, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519093503/d699395d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2017 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518205439/0001193125-18-205439-index.htm

The issuer has filed registration statements (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statements and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll free at +44 20 7545 4361, J.P. Morgan Securities plc toll free at +1 866 846 3874, Banco Santander, S.A. toll free at +34 91 289 59 07 and UBS AG London Branch toll free at +44 20 7567 2477.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A

RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.